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                                  EXHIBIT 5.1
                     FORM OF OPINION OF COOLEY GODWARD LLP

September 15, 1999
Gilead Sciences, Inc.
333 Lakeside Drive
Foster City, CA 94404

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Gilead Sciences, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,033,928 shares (the "Shares") of the Company's common stock, par value $0.001 per share ("Common Stock"), in accordance with the Registration Rights Agreement dated as of July 29, 1999 (the "Agreement"), by and among the Company and the parties thereto.

    In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, are validly issued, fully paid, and nonassessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely,

                                COOLEY GODWARD LLP

                                /s/ Julia L. Davidson
                                By: Julia L. Davidson